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Rise Gold Reports Favorable Draft Environmental Impact Report for Idaho-Maryland Project

  Independent Report by Nevada County concludes no significant air, biologic, water, vibration or noise impacts from the project
  Report represents major milestone towards approval to re-open Idaho-Maryland Mine
  Strong local support: majority of residents support the mine re-opening

January 4, 2022 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Company") is pleased to announce that the Nevada County government has released a much anticipated and highly favorable Draft Environmental Impact Report (the "DEIR") for the Idaho-Maryland Mine Project (the "IMM Project"). The report's release represents a major milestone toward the approval of the Company's Use Permit application to reopen the historic past-producing Idaho-Maryland Gold Mine.

The independently prepared DEIR is the culmination of two years of intensive study by the Nevada County government with the support of its consultant Raney Planning & Management Inc., an experienced firm located in Sacramento1 , and contributions from many qualified technical experts and scientists. The DEIR concludes that there are no significant impacts to air quality, biological resources, water quality, groundwater, vibrations, or noise from operations from the proposed re-opening of the Idaho-Maryland mine.

The DEIR found only three significant unavoidable impacts from the project:

  Temporary construction noise from the installation of a water pipeline
  Addition of traffic to an intersection currently operating at an unacceptable level of service2
  Aesthetics due to noticeable changes to the existing visual character of the project sites

The Company believes that the project's substantial economic and community benefits significantly outweigh the three unavoidable impacts identified in the DEIR.

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1 Raney has completed over 1,000 CEQA, NEPA, and planning-related projects, ranging from unique and complex projects necessitating the management of multi-disciplinary team of experts to publicly controversial projects requiring involvement and coordination of project stakeholders and concerned citizens.

2 Intersection at Brunswick Road and highway SR 174. The project would add ~10 additional vehicles to ~1015 vehicles currently traveling through this intersection during the 3:30 - 4:30 PM time period.

  Construction noise from the installation of the water pipeline is a temporary daytime activity and is exempt from Nevada County's noise regulations. The pipeline's installation will provide a reliable water source and increased fire protection to 30 properties in the East Bennett area. Construction in public roadways is a common and necessary activity.
  The traffic intersection at Brunswick Road and Highway 174 currently operates at an unacceptable level of service and is not included in a government traffic improvement program. Any addition of traffic would be considered a significant and unavoidable impact. The Company will pay its fair share contribution to improve this intersection which will reduce costs to the county when it decides to include the intersection in its traffic improvement program.
  The County's DEIR determined that the aesthetics impact to the two sites would be significant and unavoidable due to noticeable changes to the existing visual character of the project sites. Attractive modern buildings are proposed at the Brunswick site and numerous mature trees located on the perimeter of the Brunswick Site would be retained to provide visual shielding of aboveground project facilities and operations. The Company believes that the creation of usable flat land at the Centennial site greatly outweighs any negative aesthetic impact from the placement of engineered fill.

Preparation of the DEIR, in accordance with the California Environmental Quality Act ("CEQA"), is a major approval process milestone. A general outline of remaining milestones in the Use Permit process are as follows:

1) Draft Environmental Impact Report public comment period of 60 days;

2) After review of the public comments on the DEIR, Nevada County publishes a Final Environmental Impact Report (the "FEIR") which will include responses to public comments;

3) The Nevada County Planning Commission holds a public hearing to consider the FEIR and makes a recommendation on project approval to the Nevada County Board of Supervisors;

4) The Board of Supervisors holds a public hearing to consider and make a final decision on the IMM Project. A majority vote of the five supervisors is required to approve the project.

The timeline to complete the Use Permit process is largely dependant on the Nevada County government. The most recent mining related EIR process completed in 2019 by Nevada County was the Boca Quarry Expansion. In that case, the Nevada County Board of Supervisors approved the project approximately five months from the release of the DEIR. Based on this recent precedent, the Use Permit process for the IMM Project could be completed by June of 2022.

The Nevada County Board of Supervisors have approved three mining projects in recent years. The Boca Quarry Expansion, a surface aggregate mine with production up to 1 million tons per year, was approved in 2019. The Greenhorn Creek Mining Expansion, a surface aggregate mine with production of up to 600,000 tons per year, was approved in 2017 and the Blue Lead Gold Mine, a surface placer gold mine with production of up to 400,000 tons per year, was approved in 2015.

A recent survey of Nevada County conducted by J. Wallin Opinion Research demonstrates strong local support for the IMM Project. A majority (59%) of respondents supported the re-opening of the Idaho-Maryland Mine with only 34% of respondents opposed. Majority support for the project is consistent across all the county's five districts.

A summary of the Nevada County DEIR for the Idaho-Maryland Mine Project is provided in Table 1 and the entire document is available on the Nevada County website.

TABLE 1 - Summary of IMM Project DEIR

Subject	Potential Impacts	Mitigation Measures
Aesthetics
Aesthetics	Significant and Unavoidable The project would result in noticeable changes to the existing visual character of the project sites.
Applicant must submit a Final Landscape Plan prepared by a licensed professional for review and approval by the Nevada County Planning department. Plan must include larger (24 gallon) tree plantings for screening purposes.

Light or Glare
Less than significant
Pole and building mounted exterior LED lighting at the Brunswick Industrial Site is fully shielded and "dark-sky approved". Photometric model shows no illumination from lighting beyond property boundary.
None Required
Agricultural and Forestry Resources
Agriculture	No Impact	None Required
Timberland	Less than significant	None Required
Air Quality
Greenhouse Gas Emissions - Construction	Less than significant after mitigation The project would exceed threshold of 1,100 tonnes CO2 during construction activities
Applicant would maintain equipment in accordance with manufacturers specifications, employ the use of alterative fueled construction equipment where feasible, provide onsite utility electricity hookups, encourage use of carpools or other methods to reduce construction worker commutes, use locally sourced or recycled material with goal of 20% based on cost of building materials and volume for paving materials, minimize concrete use for paved surfaces or utilize low carbon concrete.

Purchase carbon offsets for CO2 emission of 2,664 tons above the threshold prior to issuance of grading permits.

Subject	Potential Impacts	Mitigation Measures
Greenhouse Gas Emissions - Operations	Less than significant The project would not exceed threshold of 10,000 tonnes CO2 per year during operations.	None Required
Odors	Less than significant The project would not result in odors that would adversely affect the public	None Required
Air Emissions	Less than significant after mitigation Estimated emissions of ROG, NOx, & PM10 are all below significance threshold level C of the local air quality district.
Use of alternatives to open burning of vegetation, grid power shall be used where feasible, and temporary traffic control during construction to improve traffic flow. Activities scheduled to direct traffic to off-peak hours when practical. Diesel engines over 50 hp to be certified Tier 4F engines when commercially available.

Human Health
Less than significant after mitigation
Health risk assessment, using extremely conservative thresholds of the local air quality district, shows that the project effect on human health is less than significant.
Asbestos dust mitigation plan required. Plan requires dust control measures on grinding mills, crushers, conveyors and transfer points. Dust mitigation plan required including removal of track-out material from vehicles, tire washing of earthwork vehicles exiting site, wetting or covering active storage piles, onsite speed limit of 15 mph on unpaved surfaces, watering as necessary to prevent visible dust emissions from leaving property boundary.

Biological Resources
Special Status Plants	Less than significant after mitigation Pine Hill Flannelbush located on Centennial Industrial Site.	Preservation of majority of Pine Hill Flannelbush plants and conservation easement over area of plant preservation. Compensatory mitigation of disturbed plants to ensure no net loss.
Special Status Wildlife	Less than significant after mitigation No Special-Status Wildlife observed in field studies.	Pre-construction surveys for bat roosting, coast horned lizard, yellow and red-legged frog, western pond turtle, California black rail, and nesting raptors.
Wetlands	Less than significant after mitigation ~0.57 acres of wetlands to be filled by construction at Brunswick Site.	Compensatory mitigation of permanent wetlands impact to ensure no net loss.
Stream & Riparian Zones
Less than significant after mitigation
~0.11 acres of permanent impacts for construction and installation of storm water system.
Temporary impacts to install discharge pipe and culverts.
No biological impact from discharge of treated water to South Fork Wolf Creek.

Compensatory mitigation of permanent stream impact to ensure no net loss. Management plans for work within 100 ft non-disturbance buffer zone.

Subject	Potential Impacts	Mitigation Measures
Cultural Resources
Cultural Resources	Less than significant after mitigation Underground mine workings are contributing elements of the Idaho-Maryland Mine Historic District.

Rise to share historic documentation with the public. Sharing will consist of providing GIS output and copies of historic diagrams with California State Library, California Geology and Mining Library, or the Searls Library.

Following initial mine dewatering and prior to commencement of mining, a qualified historian will perform a historical study of accessible underground mine workings. The study would be provided to the library selected.

If archaeological resources are discovered during construction or mining, activities within 200 feet would be halted, the county will be notified, and an archaeologist will investigate and provide recommendations for further evaluation and treatment. Work would recommence after authorization of the Nevada County Planning Department.

Geology and Soils
Geotechnical

Less than significant after mitigation

Removal and replacement of sawdust in portion of berm of existing clay-lined pond at Brunswick site. Installation of geomembrane over existing clay liner.

Existing 48-inch culvert running underneath Brunswick site is near the end of its life and will be replaced.

Rock and sand tailings produced by mine will meet the geotechnical criteria for structural fill. Engineered fill to be composed of 100% sand tailings or up to 2-parts rock to 1-part sand tailings.

Risk of seismically induced hazards are remote (negligible).

Submission of engineered final grading plans which incorporate recommendation from submitted geotechnical reports and best management practices from submitted management plans.

Closure of historic East Eureka and Idaho Shafts prior to mine dewatering.

Submission of a final onsite sewage disposal design report.

Subject	Potential Impacts	Mitigation Measures
Hazards & Hazardous Materials
Use of Hazardous Materials	Less than significant after mitigation All explosives will be stored and used underground. Explosive's storage, transport, and use are heavily regulated and have an extremely safe track record.

The mine operator and its contractors and suppliers will comply with all applicable regulations governing the transport storage and use of explosives. A risk assessment and hazardous materials business plan will be prepared before the storage of explosives underground.

The mine operator will prepare a Hazardous Materials Business Plan which will be approved by the County prior to use or storage of hazardous materials onsite.

Release of Hazardous Materials	Less than significant after mitigation Extensive mining and saw milling activities have taken place historically at the Brunswick Industrial Site.

A portion of existing mine waste under paving shall not be removed from the site without approval from state agencies RWQCB or DTSC and specific handling procedures will be developed by a Certified Industrial Hygienist before excavation.

If unidentified contaminated soil is encountered during construction work shall stop and a qualified professional will investigate and prepare a report for remediation. Work shall not recommence in contaminated area until necessary remediation is complete and approved by the Nevada County Planning Department.

Prior to commencement of construction all existing wells onsite will be identified. Any identified wells will be properly closed prior to disturbance within 50 feet distance.

Hydrology and Water Quality
Geochemistry - Engineered Fill

Less than significant after mitigation

Use of barren rock and sand tailings produced by mine as engineered fill.

Sand tailings are environmentally benign.

Mineral process plant removes +93% of sulphide sulphur from sand tailings. Geochemical test work shows sand tailings have minimal metal content, similar to average crustal abundance. Leachate samples from waste extraction tests (WET-DI) show metal content less than all California regulatory thresholds.

Sand tailings are shown to be net-acid neutralizing with neutralizing potential ranging from 100-159 times acid potential.

Barren rock is environmentally benign.

Geochemical test work shows barren rock to have minimal metal content. Leachate samples from 96% of barren rock mined from waste extraction tests (WET-DI) show metal content less than all California regulatory thresholds.

Barren rock samples are shown to be net-acid neutralizing with neutralizing potential ranging from 7 -107 times acid potential.

Approval of a Report of Waste Discharge prior to placement of engineered fill from the California State Water Resources Control Board.

Subject	Potential Impacts	Mitigation Measures
Geochemistry - Cemented Paste Backfill

Less than significant after mitigation

Use of cemented sand tailings produced by mine as underground backfill.

The use of cemented paste backfill is an environmentally favorable disposal alternate for tailings as it significantly limits solute release, eliminates bleed water from placed backfill, and reduces the surface footprint of the mine.

Approval of a Report of Waste Discharge prior to placement of backfill from the California State Water Resources Control Board. Strength, rheological, and geochemical testing of cemented paste backfill mixture to be completed.

Surface Water Quality

Less than significant after mitigation

Discharge of treated groundwater from underground mine to South Fork Wolf Creek.

Water treatment plant using conventional methods validated over years of application in facilities worldwide.

Treatment of mine water to standards of California Regional Water Quality Control Board Limited Threat General Order R5-2016-0076 (NPDES No. CAG995002). Water temperature, pH, and dissolved oxygen to be maintained within limits of General Permit.

Mineral process plant to run on a closed water circuit.

Approval of Notice of Intent for coverage under Limited Threat General Order R5-2016-0076 (NPDES No. CAG995002) prior to discharge from the California State Water Resources Control Board.

Approval of a Report of Waste Discharge prior to discharge from the California State Water Resources Control Board for use of water treatment pond. An upgrade to the existing clay liner to a synthetic liner will be required.

Approval of Notice of Intent for coverage under the Industrial General Permit for the Brunswick Industrial Site prior to commencement of operations from the California State Water Resources Control Board.

Groundwater Drawdown

Less than significant after mitigation

Itasca Denver prepared a sophisticated groundwater model and simulation which was calibrated with historic groundwater inflows. EMKO Environmental prepared analytic solutions to confirm results and determine potential effects on domestic water wells.

One domestic water well located above the historic mine workings could be impacted, with an ~40% reduction in the well water column, due to the groundwater drawdown from dewatering of the mine. With the assumption of a 100% safety factor, an additional six domestic water wells could be impacted, with a reduction in the well's water column of ~7% - 12% . All potentially impacted wells are located in the E. Bennett Road area. Domestic water wells outside this area will not be impacted.

No significant effects to surface water flow in streams are anticipated.

Monitoring wells will be constructed and well-level monitoring data will be collected for 12 months prior to commencement of dewatering.

Hydrologic data will be collected according to project stages. Prior to dewatering, monitoring wells and piezometers would be installed to measure water levels. The Itasca groundwater model would be updated periodically after dewatering commences to incorporate changes to the long-term mining plan, data from monitoring wells, and measured pumping rates.

Rise will construct an extension to the Nevada Irrigation District (NID) potable water line along East Bennett Rd. to connect 30 properties to the NID system prior to dewatering. Construction costs and NID capacity charges would be fully funded by Rise. Property owners would be allowed to continue using their domestic wells in addition to the NID potable water supply. NID water charges would be paid by Rise until the property is sold by the owner or annexed in the City of Grass Valley.

Subject	Potential Impacts	Mitigation Measures
Storms & Flooding

Less than significant after mitigation

Storm water detention ponds will be constructed at both the Brunswick and Centennial sites.

Post project storm-water discharge from both the Centennial and Brunswick Sites, including, in the case of the Brunswick Site, the treated mine water discharge of 5.6 cfs will be equal to or less than the estimated pre-project storm-water discharge levels.  Therefore, with the construction of the storm-water detention ponds, the project will have no impact or increase of flows in creeks during storm events.

No work is proposed within a floodplain but is within 100 feet of a floodplain at the Centennial site.

A final drainage design and report will be completed by a qualified professional before approval of grading and building permits.

Grading and land disturbance within the 100-year floodplain shall be avoided and proposed designs for the Centennial site shall be followed.

Channel Geomorphology

Less than significant

Field sampling and calculations indicate that increasing the base flow of South Fork Wolf Creek by the discharge of treated mine water (maximum 5.6 cfs) will have no significant impact on erosion or sedimentation to the creek.

None Required.
Land Use and Population and Housing
Nevada County General Plan	Less than significant The project is consistent with the Nevada County General Plan goals, objectives, and policies.	None Required.

Subject	Potential Impacts	Mitigation Measures
Nevada County Zoning Code

Less than significant

Subsurface mining is allowed in all base districts, surface access to subsurface mining is allowed in the M1 base district (Sec. L-II 3.21) and surface mining is allowed in the M1 district (Sec. L-II 3.22).

The Brunswick Industrial Site will be rezoned from M1-SP to M1-ME.

A variance for buildings heights exceeding 45 ft will be required for the headframes and process plant building.

Boundary line adjustments will be required for three parcels of the Brunswick Industrial Site so that parcel lines do not cross proposed buildings.

None Required.
Population and Housing	Less than significant	None Required.
Noise and Vibration
Noise - Construction

Significant and Unavoidable

Construction noise is exempt from Nevada County noise regulations. However, noise from construction of the NID potable water line extension is considered significant and unavoidable under CEQA criteria.

All other construction noise is less than significant.

Annotations will be added to improvement plans for the potable water line along E. Bennett Road requiring advance notification of construction dates to nearby residents, utilization of the quietest equipment capable of performing required construction, locating staging areas distant from residences, and shielding air compressors and portable generators.

Noise - Operations

Less than significant after mitigation

Consultant collected ambient noise and vibration levels at representative sensitive receptors and modelled noise from the project elements including machinery and truck traffic.

Use of jake brakes by trucks will be prohibited.

All on-site mobile equipment will be fitted with broad-band "growler" type back-up warning devices rather than conventional "beeper" devices.

A noise monitoring program will be implemented to ensure compliance with regulations.

Blasting Vibrations

Less than significant after mitigation

The majority of planned mining is greater than 1000 feet from surface. The anticipated impact from drilling and blasting surrounding the proposed mine is negligible.

A monitoring program will be implemented to establish background levels, record ground vibrations, and model ground vibration.

Subject	Potential Impacts	Mitigation Measures
Drilling Vibrations

No Impact

The community will experience no ground vibration from the drilling activities at the mine. The drilling produces no longstanding ground vibration and has no effect a few feet from the hole being drilled.

None Required.
Public Services and Utilities
Fire, Police, and other government services.	Less than significant No new fire, police, parks, waste, or other government facilities are required.	None Required.
Water Supply	Less than significant There is sufficient water supply available to serve the project in normal, dry, and multiple dry years.	None Required.
Electrical Supply	Less than significant There is sufficient electricity supply available from PG&E to serve the project.	None Required.
Transportation and Traffic
Traffic Intersections

Significant and Unavoidable

The majority of traffic from the project is scheduled during off peak hours.

One intersection at Brunswick Road and highway SR 174 is currently operating at a level of service E. The project would add 10 additional vehicles to this intersection during the 3:30 - 4:30 PM time period. This intersection is not currently identified in a traffic improvement program and therefore the impact to this intersection is considered significant and unavoidable despite the payment of a fair share for the installation of a traffic light.

Traffic delay shall not be considered a significant impact on the environment in recent changes to CEQA. However, the addition of additional vehicles to intersections currently operating at an unacceptable level of service is considered an impact due to the policies of Nevada County.

Rise will enter into a Traffic Mitigation Agreement with Nevada county regarding the Brunswick Road / SR174 intersection which will require the payment of a fair share of 14.9% towards the improvement of this intersection. Rise estimates this fair share to be approximately $67,000.

Rise will pay a fair share payment of 8.5% to the City of Grass Valley for the future retiming of traffic lights at Brunswick Road and Sutton Way. Rise estimates this fair share payment to be negligible.

Rise will pay the Western Nevada County Regional Transportation Mitigation Fee, Nevada County Local Traffic Mitigation Fee, and Grass Valley Traffic Impact Fee, based on the square footage of buildings constructed.

Subject	Potential Impacts	Mitigation Measures
Road Improvements

Less than significant after mitigation

Truck traffic will utilize Brunswick Road, a minor arterial road, to access State Highway 20/49. Engineered fill trucks would use Whispering Pines Drive from Brunswick Road to access the Centennial site.

Employees would enter and exit the site from the main gate on Brunswick Road.

Trucks would enter the site from the main gate on Brunswick Road and exit the site from the gate on E. Bennett Road. Exiting trucks would turn right on E. Bennett Road to the 4-way intersection at E. Bennett, Brunswick, and Greenhorn Roads.

A construction signing and traffic control plan will be prepared and approved by Nevada County prior to the commencement of construction.

A road maintenance agreement will be negotiated between Rise and Nevada County and the City of Grass Valley to provide the project fair share of funding for maintenance of a portion of E. Bennett Road and Brunswick Road where truck traffic may impact pavement conditions.

The driveway at the E. Bennett Road gate from the Brunswick site will be widened to allow right hand turning of trucks exiting the property.

A left-hand turn lane will be constructed on Whispering Pines Lane for queuing of trucks turning into the Centennial site.

Two traffic signs will be installed on Brunswick Road.

Any landscaping or vegetation over 2 feet in height inside the sight line from the project driveway to Brunswick Road will be removed.

Vehicle Miles Travelled	Less than significant The daily vehicle miles travelled per employee of 13.9 daily VMT per employee is less than the Nevada County threshold of 15.9 for the Grass Valley subarea.	None required.
Wildfire
Emergency Evacuation	Less than significant The project will not impair an adopted emergency response or evacuation plan.	None required.
Wildfire Risk	Less than significant after mitigation	A comprehensive Vegetation Management Plan will be submitted for review and approval by the Nevada County Fire Marshall Office before construction commences.

Project Design

The Idaho-Maryland Mine is a past producing gold mine which produced 2,414,000 oz of gold at an average mill head grade of 17 gpt gold from 1866-1955.

The Idaho-Maryland Mine was the second largest lode gold producer in the United States before being forced to close under War Production Board Order L-208 during World War II. In the two years before closure, 1940 and 1941, mine production averaged 920 tons per day with an average mill head grade of 0.38 oz per ton (12.9 gpt) and 121,000 oz of gold production per year.

The Company has recently completed 67,500 feet (20,600 meters) of exploration core drilling at the IMM Project. Numerous high-grade gold intercepts have been encountered, both near the existing mine workings and to depths significantly below historic mining areas.

The Use Permit application proposes underground mining to recommence at an average throughput of 1,000 tons per day. The existing Brunswick Shaft, which extends to ~3400 feet depth below surface, would be used as the primary rock conveyance from the underground workings. A second service shaft would be constructed by raising from underground to provide for the conveyance of personnel, materials, and equipment. Gold processing would be done by gravity and flotation to produce gravity and flotation gold concentrates. Processing equipment and operations would be fully enclosed in attractive modern buildings and numerous mature trees located on the perimeter of the Brunswick Site would be retained to provide visual shielding of aboveground project facilities and operations.

The Company would produce barren rock from underground tunneling and sand tailings as part of the project which would be used for creation of approximately 58 acres of level and useable industrial zoned land for future economic development in Nevada County.

A water treatment plant and pond, using conventional processes, would ensure that groundwater pumped from the mine is treated to regulatory standards before being discharged to the local waterways.

Approximately 300 employees would be required when the mine reaches full production, the majority of which will be drawn from the local Nevada County population.

The Company believes the drilling program has been successful but cautions investors no current mineral resources or mineral reserves have been defined. The Company's submission of an application for a Use Permit from Nevada County requires information regarding planned throughput and material quantities. The Company cautions investors that no Technical Report has been filed to support that this rate of production will be achieved. The Company has not completed a feasibility study to establish mineral reserves and therefore has not demonstrated economic viability of the IMM Project. The Company has not made a production decision for the IMM Project.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA. To learn more about the company, visit www.risegoldcorp.com.

About Rise Grass Valley Inc.

Rise Grass Valley, a subsidiary of Rise Gold Corp., proposes to reinitiate underground mining and gold mineralization processing at the Idaho‐Maryland Mine in unincorporated Nevada County. State-of-the-art facilities utilizing the environmentally friendly technology will be located on the Brunswick Industrial Site. To learn more about the project and community, visit www.risegrassvalley.com.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 215, 333 Crown Point Circle

Grass Valley, CA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.